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                                  EXHIBIT 99.3

                      Press Release dated January 26, 1999

     For Immediate Release          For Information Contact
     ---------------------          -----------------------

     January 26, 1999               David L. Kalkbrenner, President & CEO
                                      Greater Bay Bancorp (650) 614-5767
                                    Steven C. Smith, EVP, COO & CFO
                                      Greater Bay Bancorp (650) 813-8222
                                    Anthony Gould, EVP & CFO
                                      Bay Area Bancshares (650) 562-3285
                                    Frank Bartaldo, President & CEO
                                      Bay Area Bank (650) 562-3238

                            GREATER BAY BANCORP AND
                      BAY AREA BANCSHARES ANNOUNCE MERGER

     PALO ALTO, CA; January 26, 1999 -- Greater Bay Bancorp (Nasdaq: GBBK), Palo Alto, California, and Bay Area Bancshares (OTC Bulletin Board:BYAR), Redwood City, California, announced today the signing of a definitive agreement for a merger of the two companies. Following the transaction, Bay Area Bank, a wholly owned subsidiary of Bay Area Bancshares, will operate as a wholly owned subsidiary of Greater Bay Bancorp, along with Greater Bay Bancorp's other bank subsidiaries, Cupertino National Bank, Mid-Peninsula Bank, Peninsula Bank of Commerce and Golden Gate Bank. The combined company will have total assets of approximately $1.8 billion and equity of approximately $107 million.

     The terms of the agreement provide for the Bay Area Bancshares shareholders to receive shares of Greater Bay Bancorp stock in a tax-free exchange for their shares of Bay Area Bancshares. For each outstanding share of Bay Area Bancshares, Greater Bay Bancorp will issue 1.38682 shares if the average closing price of its stock is $30.00 or more, or 1.44271 shares if the average closing price of its stock is less than $30.00 upon completion of the merger. Following the merger, the shareholders of Bay Area Bancshares will own approximately 12.7% of the combined company, after giving effect to all outstanding options.

     The merger is expected to be accretive to Greater Bay Bancorp's earnings in 1999 based on reductions in operating expenses and revenue enhancements resulting from an expanded product line and increased lending capacity that can be utilized at Bay Area Bank. Management of the organizations believe that significant opportunities exist to enhance the spectrum of financial services offered to both existing and future clients of Bay Area Bank while also increasing market penetration in the San Francisco Peninsula market areas.

     Greater Bay Bancorp's Board of Directors will be expanded to 15 members
with the addition of one current director of  Bay Area Bancshares.   The Board
of Directors of Bay Area Bank will continue and will include David L. Kalkbrenner, President and Chief Executive
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Officer of Greater Bay Bancorp. Frank Bartaldo, Jr., President and Chief
Executive Officer of Bay Area Bank, will remain in that capacity.

     John Gatto and Duncan Matteson, Co-Chairmen of Greater Bay Bancorp said, "With the merger of Bay Area Bancshares, Greater Bay Bancorp continues its successful super-community banking philosophy. We are very pleased to add another quality community bank to the Greater Bay family." Mr. Kalkbrenner added, "The merger with Bay Area Bancshares allows Greater Bay Bancorp to affiliate with an organization that has an excellent reputation and performance record, while strengthening our position in our primary target market area."

     Robert R. Haight, Chairman of the Board of Bay Area Bancshares, commented, "Bay Area Bank was established in 1979 and has long been considered one of the region's top independent banks. By combining with Greater Bay Bancorp, Bay Area Bank will enhance its ability to offer a wide range of financial services to its clients and to increase its lending capacity and market presence." Mr. Bartaldo added, "Bay Area Bank is reporting its eleventh consecutive year of record earnings today. The Bank's earnings for 1998 increased $533,000 or 29% to $2,395,000, resulting in a return on average equity of 20% and a return on average assets of 1.74%. Bay Area Bancshares ended the year with $155 million in assets representing an increase of $33 million or 27% during the year."

     The merger is subject to certain conditions, including the approval of Bay Area Bancshares' shareholders and regulatory approval, and will be accounted for as a pooling of interests. Subject to those conditions, the merger is expected to be completed late in the first quarter of 1999 or early in the second quarter of 1999.

     Greater Bay Bancorp and its financial services subsidiaries, Cupertino National Bank, Mid-Peninsula Bank, Peninsula Bank of Commerce and Golden Gate Bank, along with its operating divisions, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Business Banking Office, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group, serve clients throughout Silicon Valley, the San Francisco Peninsula and the Contra Costa Tri Valley Region, with offices located in San Jose, Cupertino, Santa Clara, Palo Alto, Redwood City, San Mateo, Millbrae, San Bruno, San Francisco and Walnut Creek.

     This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp and Bay Area Bancshares, including their respective Annual Reports on Form 10-K for the year ended December 31, 1997, and particularly the discussion of risk factors within such documents.

                          "WE INVEST IN RELATIONSHIPS"